UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 28, 2022, Clovis Oncology, Inc. (the “Company”) commenced distributing to its stockholders a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement and Proxy Card (the “Notice and Proxy Statement”) for its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2022. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 27, 2022. On June 1, 2022, the Company mailed or made available a letter to its stockholders related to Proposal 2 and Proposal 3, which proposals are described in the Notice and Proxy Statement. A copy of the letter is set forth below and is being filed as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended.

June 1, 2022

Dear Stockholder:

The Board of Directors of Clovis Oncology, Inc. is reaching out to stockholders again to encourage all stockholders to vote in favor of the proposals on the agenda for the Annual Meeting of Stockholders, in particular the reverse stock split and the related proposal to decrease the number of authorized shares of our common stock.

During the past week, independent Proxy Advisory Firms Glass Lewis and ISS have each recommended that stockholders vote in favor of both of those proposals.

We have previously communicated to you in our press releases, quarterly update calls and public filings that we need to raise additional capital in the near term in order to fund our operating plan for the next 12 months and to continue as a going concern. The Board of Directors recognizes our stockholders’ desire to minimize future dilution and shares that concern. Accordingly, in addition to equity financing transactions, we are actively exploring other sources of funding, including through entering into strategic partnerships or licensing arrangements for one or more of our products or product candidates. In fact, we have engaged financial advisors and are in discussions with potentially interested parties to such types of arrangements. There can be no assurances that these discussions will be successful or that these alternative partnership or licensing arrangements, even if completed, will be sufficient to fully fund the Company’s cash requirements over the long term.

Clovis faces two immediate challenges if the reverse stock split and the related amendment to decrease the number of authorized shares of our common stock are not approved:

•

The potential delisting of our common stock if we do not remain in compliance with the Nasdaq requirement that our common stock trade above $1 per share. De-listing would constitute a Fundamental Change under our convertible notes indentures, triggering the right of the holders of such notes to require us, if they choose, to repurchase some or all of the outstanding $443 million in principal of such debt.

•

Our current limited ability to raise capital through sales of our common stock, without which, our ability to fund our operations and to continue as a going concern will be substantially hampered. This would impact our ability to preserve the value of our current business and assets, and potentially lead to a loss of value to stockholders, given the amount of our outstanding debt.

Your vote is important. If you have not voted, please consider voting today. If you have already voted, thank you for participating in this process. If you voted against Proposal 2 and Proposal 3, please reconsider your vote based on the factors described in this letter.

The proxy statement for the Annual Meeting of Stockholders of Clovis Oncology, Inc. contains important information and this letter should be read in conjunction with the proxy statement, which, along with other relevant materials, is available at no charge at the U.S. Securities & Exchange Commission’s website www.sec.gov and at the company’s website https://ir.clovisoncology.com/investors-and-news/financial-information/sec-filings/default.aspx.

We appreciate your continued support of Clovis.

For the Board of Directors,

Paul E. Gross

Secretary

REMEMBER:

You can vote your shares or change your previously cast vote by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares or changing your vote, please call our proxy solicitor,

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